Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

Media Contacts:

Jennifer Moritz

917-748-4006

jmoritz@0to5.com

CDC COMMITS TO BULK PURCHASE OF ORAQUICK® ADVANCE™ TESTS TO SUPPORT

CONTINUING HIV PREVENTION PROGRAMS

- OraSure Increases 2006 Full Year Guidance -

BETHLEHEM, PA – May 18, 2006 – OraSure Technologies, Inc. (NADSAQ NM:OSUR), the market leader in oral fluid diagnostics, announced today that The Centers for Disease Control and Prevention (“CDC”) has provided the Company with a purchase order for the immediate bulk procurement of its OraQuick® ADVANCE™ Rapid HIV-1/2 Antibody Test. The CDC placed the order to further support its prevention initiatives. This order is the fourth bulk purchase of OraQuick® devices made by the CDC since the initiative was launched in 2003.

“With today’s announcement of another bulk purchase of OraSure’s rapid HIV test by the CDC, I am optimistic that expanded distribution of the test will result in increased identification of infected individuals, a critical step in addressing the significant public health problems that the spread of HIV/AIDS poses for our country,” said Senator Rick Santorum (R-PA), Chairman of the Senate Republican Conference. “OraSure’s rapid HIV test plays a critical role in complementing our public health strategies for prevention initiatives and efforts to expand access to quality health care and services for those who need them.”

“We must reaffirm America’s commitment to fighting the spread of the HIV virus through all possible means,” said Congressman Charlie Dent (PA-15). “OraSure’s development of the OraQuick® test is critically important in combating the global AIDS crisis. With this test, millions of people around the world will more easily opt to test for HIV. This better access to testing will help those infected get proper treatment and help prevent the spread of HIV.”

This latest bulk purchase order placed by the CDC is for $2.3 million and is expected to be fully deployed in 2006. This order is in response to a growing demand in the U.S. public health market for oral fluid rapid HIV testing. The Company believes this demand for tests is well in excess of the quantity covered by the CDC’s latest bulk purchase. As a result, OraSure is continuing discussions with federal agencies regarding additional purchases this year. These discussions are separate from the Company’s ongoing dialogue regarding orders by several cities that have indicated an intent to substantially increase their HIV testing efforts.

“We are very pleased with the CDC’s commitment to an additional bulk purchase of our OraQuick® ADVANCE™ Rapid HIV Test and we see this as a clear indication that the use of our oral fluid test is having an impact in the fight against HIV/AIDS,” said Douglas A. Michels, President and Chief Executive Officer of OraSure Technologies. “In addition, we appreciate the leadership and vision of key members of Congress and their support of rapid oral fluid testing as an important component of the Administration’s comprehensive HIV prevention strategy.”

As a result of this order by the CDC, the Company now projects total revenues of $80 million and net income in the range of $0.10 to $0.12 per share for the full year 2006.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices and tests and other diagnostic products using its proprietary technologies, including immunoassays and other in vitro diagnostic tests and other medical devices. These products are sold in the United States and certain foreign countries to clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities. For more information on the Company, please visit www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to revenues, net income, products, and product orders and purchases. Actual results could be significantly different. Factors that could affect results include the ability to market products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products and changes in market acceptance based on product performance; continued bulk purchases by customers, including governmental agencies, and the ability to fully deploy those purchases in a timely manner; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties; ability to obtain, and timing of obtaining, necessary regulatory approvals; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to product liability, patent infringement, and other types of litigation; changes in international, federal or state laws and regulations; changes in relationships with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to complete consolidation or restructuring activities; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2005, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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